UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT No. 1

TO

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2008

Commission File Number 0-27958

FLANDERS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	13-3368271
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2399 26th Avenue North, St. Petersburg, Florida	33713
(Address of principal executive offices)	(Zip Code)

(727) 822-4411

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

(a)

As previously described in a Form 8-K filed on April 30, 2008, we closed on an Asset Purchase Agreement effective April 30, 2008 and related documents for our media supply business located in Clarkton, North Carolina (“Media Supply Assets”). The closing of this transaction is part of Flanders’ focus of shedding verticality and making operations efficient and profitable.

(b)	The Media Supply Assets had a net book value of approximately $9,315,000. The Media Supply Assets sold consisted of the following:

Inventory	$804,000
Building Improvements	$1,835,000
Manufacturing Equipment	$6,654,000
Office Equipment/ Miscellaneous	$22,000

Total	$9,315,000

(c)	The Media Supply Assets were sold to Superior Filters, LLC, an unrelated party.

(d)

In consideration for the sale of the Media Supply Assets, we received promissory notes in the face amount totaling $10,065,000. The majority of these promissory notes balances are secured by the Media Supply Assets. One promissory note has the term of 10 years, payable on a monthly basis, at a floating rate of interest tied to LIBOR plus 2.25% and the other promissory note has a term of 1 year, payable on a monthly basis, interest free.

In connection with the sale of the Media Supply Assets, Flanders and Superior Filters, LLC entered into a Supply Agreement for fiberglass media and Ashrae media ordered by Flanders from Superior Filters, LLC. The Supply Agreement provides that the prices to be paid by Flanders shall be competitive with the medium mean market pricing for the specified products. If the supplier rejects any purchase order on the basis that it cannot economically produce and supply such products, then Flanders has the right to purchase such products from other sources.

Attached to this Form 8-K, as exhibits, are the form of Asset Purchase Agreement and Supply Agreement, the terms of which are incorporated herein by reference.

Exhibits

99.1	Asset Purchase Agreement
99.2	Supply Agreement

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 19, 2008	FLANDERS CORPORATION
	By:	/s/ Robert Amerson
Robert Amerson Chief Executive Officer